Exhibit 99.1

   ProAssurance CEO to Present at Morgan Keegan's Equity Conference


    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Aug. 28, 2007--The Chief
Executive Officer of ProAssurance Corporation (NYSE: PRA), Stan
Starnes, will be presenting at Morgan Keegan's Equity Conference on Thursday, September 6, 2007 at 3:00 p.m. EDT.

    This will be the first investor conference presentation delivered by Mr. Starnes since becoming CEO two months ago. He will give a brief overview of the Company and the medical liability market, but will devote most of his presentation to outlining his vision for the Company's future. Investors are encouraged to e-mail suggestions for topics to be covered, or questions to be answered, to InvestorRelations@ProAssurance.com.

    Mr. Starnes' presentation will be webcast at www.wsw.com/webcast/mk8/pra/. Investors will be required to register to hear the presentation; pre-registration is now available. We will provide a link to the presentation on ProAssurance's Web site, www.ProAssurance.com, and the presentation materials used by the Company will be available. For those unable to listen to the live broadcast, a replay will be available for 60 days at the same Web address, and on the investor relations section of our Web site, www.ProAssurance.com. There is no charge to access the event.

    About ProAssurance

    ProAssurance Corporation is the nation's fourth largest writer of medical professional liability insurance through our principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., Physicians Insurance Company of Wisconsin, Inc., and Red Mountain Casualty Insurance Company, Inc. We also write professional liability coverage through Woodbrook Casualty Insurance, Inc. ProAssurance is one of the 100 largest property-casualty insurance groups in the nation, based on Net Written Premium.

    CONTACT: ProAssurance Corporation
             Frank B. O'Neil, 800-282-6242 or 205-877-4461
             Sr. Vice President,
             Corporate Communications & Investor Relations foneil@ProAssurance.com